EXHIBIT 10.91
                     ANNUAL BONUS PLAN

PURPOSES

Specialty Foods Corporation ("SFC") has established the Annual Bonus Plan (the "Plan") as a vehicle for motivating and rewarding designated executives whose responsibilities have a significant impact on the key short-term business objectives of SFC and it's Subsidiaries (as hereinafter defined). Annual incentive awards are determined by the relative success of SFC and its Business Units (as hereinafter defined) in achieving specific annual financial objectives. The Plan provides the opportunity for participants to receive incentive compensation when financial results meet or exceed these pre-established goals.

DEFINITION OF TERMS

The following defined terms will have the meanings set forth for purposes of the Plan:

a. Annual Salary shall mean the annualized base salary in effect for a Participant on December 31, 1998.

b. Award shall mean the cash payment made to Participants under the Annual Bonus Plan.

c. Business Unit shall mean a subsidiary or a group of subsidiaries for which a target bonus is established by SFC.

d. Cause shall mean the Participant's admission or conviction of a felony, the Participant's commission of an act of dishonesty in the course of his or her duties, the Participant's repeated disregard of policy directives of SFC or the Subsidiaries, or the Participant's breach of his or her fiduciary responsibilities or duties as an employee of SFC or the Subsidiaries.

e. Compensation Committee shall mean the committee designated by the Board of Directors of SFC.

f. EBITDA shall mean, with respect to any Business Unit, an amount reasonably determined by SFC as such Business Unit's income from operations (including bonus accruals as an expense, but not including accruals with respect to LTIPs), plus depreciation of property, plant and equipment, and amortization of intangible assets, but not including gain/loss on asset sales. The actual incremental 1998 EBITDA benefits related to the repayment of leases made in 1998, if any, will be excluded for purposes of determining 1998 EBITDA.

g. Participant shall mean employees designated by the Compensation Committee to participate in the Annual Bonus
     Plan, provided the authority to designate participants may be delegated by the Compensation Committee to SFC and by SFC to the Business Units.

h.   Plan shall mean the Annual Bonus Plan.

i. Plan Year shall mean the year January 1 through December 31 for which the Plan is authorized.

j.   SFC shall mean Specialty Foods Corporation.

k. Subsidiary shall mean a direct or indirect subsidiary of SFC which is included in SFC's consolidated tax return.

ELIGIBILITY FOR PARTICIPATION

An award may be granted for a Plan Year to each Participant who is in active service during such Plan Year; provided, however, that such Participant has completed at least two months of active service with SFC or a Subsidiary during the Plan Year. Except in the case of death, disability or retirement, a Participant must be employed by SFC or a Subsidiary on December 31 of the Plan Year to receive an award.

The Award applicable to a Participant otherwise eligible to receive an Award under the Plan shall be prorated over the Plan
Year, or the Participant shall be ineligible to receive an Award for a Plan Year, as determined below:


(1)  promotion into or demotion from    -    prorate from the date of
     a level of management eligible          entrance or exit
     for awards after the beginning
     of the Plan Year

(2)  receipt of disability benefits     -    prorate to the nearest month
     for more than six months in a           based on time of service while
     Plan Year under SFC's or any            not receiving disability
     Subsidiary's disability plan            benefits

(3)  receipt of disability benefits     -    no reduction in applicable
     for six months or less in a             Award
     Plan Year under SFC's or any
     Subsidiary's disability plan

(4)  normal retirement, early           -    prorate based on the date of
     retirement with the approval of         retirement or transfer
     SFC or transfer to another
     Subsidiary during a Plan Year

(5)  leave of absence during a          -    prorate based on the date
     Plan Year                               when the leave commences

(6)  death during a Plan Year           -    prorate to date of death

(7)  early retirement during a Plan     -    no Award
     Year without the approval of
     SFC

(8)  resignation during a Plan          -    no Award
     Year

(9)  demotion during a Plan Year        -    no Award
     because of unsatisfactory
     performance to a position that
     is not covered

(10) termination without Cause          -    no Award
     during a Plan Year

(11) dismissal for Cause during or      -    no Award
     after a Plan Year (but before
     payment) by SFC or a Subsidiary

Notwithstanding any other provision of the Plan, with respect to eligible Participants transferred between Subsidiaries during a Plan Year, the Subsidiary last employing the Participant during such Plan Year shall determine and pay the entire annual Award, if any, for such Plan Year. SFC shall have discretion in making any accounting allocations between Subsidiaries to properly reflect time spent with each Subsidiary.

PERFORMANCE MEASUREMENT

The standard used to determine performance of a Business Unit will be EBITDA of such Business Unit. One hundred percent (100%) of the target is based on EBITDA performance. The threshold (minimum), target and maximum EBITDA objectives for each Business Unit will be recommended by the Chief Executive Officer of SFC and approved by the Compensation Committee.

INCENTIVE AWARD GUIDELINES

Target incentive awards will be expressed as a percent of annualized salary (e.g., 10%). These percentages determine the amount that will be paid in the event that the performance of the applicable Business Unit meets objectives. Target incentive awards will be established for various levels of Participants. Maximum award opportunities will be set for each Business Unit. However, this maximum award may be exceeded with approval of the Compensation Committee. Threshold (minimum) performance (at which a participant receives 0% bonus) will also be set for each Business Unit.

To determine the awards for actual performance, a percent of the target award will be calculated (see Bonus Award Payout
Schedule).



ADMINISTRATIVE GUIDELINES
Adjustments in Financial Performance Measurements

In order to effectuate the purpose of the Plan, the Compensation Committee may make adjustments in the criteria established for any Plan Year which reflect any extraordinary changes that may have occurred during the Plan Year or which significantly alter the basis upon which such performance levels were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, divestitures, financings, or economic changes not in the ordinary course of business cycles. Any adjustments made by the Compensation Committee can be made at any time and in any manner that the Compensation Committee in its sole discretion deems appropriate, and any and all such adjustments shall be conclusive and binding upon all parties concerned.

Approval and Payment of Bonus Awards

Award payments are subject to the approval of the Compensation
Committee and will normally occur concurrently with payment for the last pay period in February of the year following the Plan
Year.  Payments will normally be made in cash.

Except in the case of death, disability or retirement, a Participant must be employed by SFC or a Subsidiary on the last day of the Plan Year to receive an award. In cases of death, disability or retirement, the Participant or the designated beneficiary (as designated with respect to a Participant's life insurance policy held through SFC or a Subsidiary) shall receive the award to the extent and in the amount specified in the Section entitled "Eligibility for Participation."

GENERAL RULES

The Plan has been adopted by the Board of Directors of SFC and may be amended from time to time, in any respect, by the Board.
Any such amendment may add to, amend, reduce or cancel any and all rights in regard to the Plan.

SFC reserves the right, in its sole discretion, to determine the nature and amount of all accruals that are to be recorded on the books of the Subsidiaries at the end of a Plan Year.

The Vice President of Human Resources of SFC shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation.

The Plan may be terminated at any time by the Board of Directors. Upon such termination, all rights of a Participant to amounts not then awarded to Participants shall be null and void. However, amounts previously earned but unpaid as of the date of the Plan termination shall not be affected.

Participation in the Plan shall not give any employee any right to remain in the employment of SFC or any Subsidiary. The Plan is not to be construed as a contract of employment for any period and does not alter the "employee-at-will" employment status of any Participant.
Award payments under the Plan shall be treated as wages and shall be subject to income, FICA and any other applicable withholding taxes at the time received.

If a Participant is party to an employment agreement, the terms of which relate to annual bonuses and which are inconsistent with the terms of this Bonus Plan, the terms of such employment agreement shall govern to the extent of such inconsistency.